Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-275845, 333-268001, 333-260910, 333-254714, 333-226839, 333-213345, 333-209395, 333-192248 and 333-181324 on Form S-8 and Registration Statement No. 333-276722 on Form S-3, of our report dated July 13, 2023, with respect to the consolidated financial statements of Organovo Holdings, Inc. as of March 31, 2023 and for the year then ended (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company's ability to continue as a going concern), included in this annual report on Form 10-K for the year ended March 31, 2024.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

May 31, 2024